UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

IRHYTHM TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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IRHYTHM TECHNOLOGIES, INC.

650 Townsend Street, Suite 500

San Francisco, California 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on May 22, 2019

Dear Stockholders of iRhythm Technologies, Inc.:

We cordially invite you to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of iRhythm Technologies, Inc., a Delaware corporation, which will be held on May 22, 2019, at 2:00 p.m. Pacific Time , in person at iRhythm Technologies, Inc., 650 Townsend Street, Suite 500, San Francisco, California, 94103, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class III directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

3. Advisory vote to approve Named Executive Officer Compensation; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on March 29, 2019, as the record date for the Annual Meeting. Only stockholders of record on March 29, 2019 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 25, 2019, we expect to mail to our stockholders a Notice of 2019 Annual Meeting of Stockholders (the “Notice”), together with our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet, by telephone or by proxy card. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will need to enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of iRhythm.

By order of the Board of Directors,

/s/ Kevin M. King
Kevin M. King Chief Executive Officer
San Francisco, California April 25, 2019

i

IRHYTHM TECHNOLOGIES, INC.

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on May 22, 2019

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2019 annual meeting of stockholders of iRhythm Technologies, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on May 22, 2019 at 2:00 p.m. Pacific Time, at iRhythm Technologies, Inc., 650 Townsend Street, Suite 500, San Francisco, California, 94103. The Notice of 2019 Annual Meeting of Stockholders (the “Notice”), together with this Proxy Statement and our annual report is first being mailed on or about April 25, 2019 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of three Class III directors to serve until our 2022 annual meeting of stockholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;
•	advisory vote to approve Named Executive Officer Compensation; and
•	any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

•	“FOR” the election of Bruce Bodaken, Ralph Snyderman, M.D., and Abhijit Talwalkar as Class III directors;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and
•	“FOR” on the approval of Named Executive Officer Compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 29, 2019, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 24,628,643 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

Who will count the votes?

Broadridge Financial Services, Inc., our independent proxy tabulator, will tabulate the votes.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Standard time on May 21, 2019 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard time on May 21, 2019 (have your proxy card in hand when you call);
•	by completing and mailing your proxy card; or
•	by written ballot at the Annual Meeting (have your proxy card in hand).

Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by internet or by telephone;
•	signing a later-dated proxy card and submitting it so that is received prior to the meeting in accordance with the instructions included in the proxy card;
•

sending a written notice of revocation to the Secretary of iRhythm Technologies, Inc. at 650 Townsend Street, Suite 500, San Francisco, CA 94103, that must be received prior to the meeting, stating that you revoke your proxy; or

•	attending the meeting and voting your shares in person by written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 1:30 p.m. Pacific Time and the Annual Meeting will begin at 2:00 p.m. Pacific Time. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and
•

if you are a street name stockholder, proof of beneficial ownership as of, March 29, 2019 (i.e. the record date), such as your most recent account statement reflecting your stock ownership prior to March 29, 2019, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Please allow ample time for check-in. Parking is limited.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Kevin M. King and Matthew C. Garrett have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our “routine” matter, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors and the vote on the frequency of advisory votes on Named Executive Officer compensation, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on

Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies and wish to request that we only send a single copy of the Notice and our proxy materials, such stockholder may contact the following firm, which is assisting us in the solicitation of proxies:

Broadridge Financial Solutions

Attention: Householding Department

51 Mercedes Way

Edgewood, New York 11717

Tel: 1 (866) 540-7095

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner.

For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 27, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to our principal executive offices at:

iRhythm Technologies, Inc.

Attention: Secretary

650 Townsend Street, Suite 500

San Francisco, California 94103

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2020 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 10, 2020; and
•	not later than the close of business on March 11, 2020.

In the event that we hold our 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2020 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2020 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of our 2020 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of eight members. Our directors are independent within the meaning of the listing standards of The NASDAQ Stock Market. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of April 25, 2019, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

Directors with Terms Expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Bruce G. Bodaken (2)	III	67	Director	2017	2019	2022
Ralph Snyderman, M.D (1)	III	79	Director	2017	2019	2022
Abhijit Y. Talwalkar (2)(3)	III	55	Director and Chairman of the Board	2016	2019	2022
Continuing Directors
Kevin M. King	I	62	President, Chief Executive officer and Director	2012	2020	—
Raymond W. Scott(1)(3)	I	72	Director	2013	2020	—
C. Noel Bairey Merz, M.D. (2)	II	63	Director	2018	2021	—
Mark J. Rubash (1)	II	62	Director	2016	2021	—

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Corporate Governance Committee

Nominees for Director

Bruce G. Bodaken has served as a Director of iRhythm since July 2017. Mr. Bodaken served as Chairman and CEO of Blue Shield of California from 2000 to 2012, where he was responsible for strategy and management of California’s third largest insurer. He previously served as Blue Shield of California’s President and COO from 1996 to 2000. Mr. Bodaken has served on the Board of Directors of Rite Aid Corporation since May 2013 and on the Board of Directors of Wageworks, Inc. since September 2005. Mr. Bodaken holds a M.A. from the University of Colorado and a B.A. from Colorado State University.

We believe that Mr. Bodaken is qualified to serve as a member of our Board of Directors because of his extensive business experience in the healthcare industry.

Ralph Snyderman, M.D., has served as a Director of iRhythm since July 2017. Dr. Snyderman is Chancellor Emeritus, James B. Duke Professor of Medicine, and Director of the Center for Research on Personalized Health Care at Duke University. From 1989 to 2004, he served as Chancellor for Health Affairs at Duke and was the founding CEO and President of the Duke University Health System. Simultaneously, from 2006 to 2009, he was a venture partner with New Enterprise Associates, a venture capital firm. Dr. Snyderman currently serves on the boards of CareDx, Inc., Liquida Technologies, Inc., Sengenix, Inc., Veritas Collaborative Holdings, and Essential Health Solutions, Inc. He previously served on the Board of Directors of The Procter and Gamble Company (P&G), Pharmaceutical Product Development, LLC (PPD), Trevena, Inc., Crescendo Bioscience, Inc. and Targacept, Inc. Dr. Snyderman is a member of the Association of American Physicians, where he served as president from 2003 to 2004, the Association of American Medical Colleges, where he served as chair from 2001 to 2002, the National Academy of Medicine, and the American Academy of Arts & Sciences. Dr. Snyderman holds a B.S. in Pre-Medical Studies from Washington College and an M.D. from the State University of New York, Downstate Medical Center. He completed his internship and residency in Medicine at Duke University.

We believe that Dr. Snyderman is qualified to serve as a member of our Board of Directors because of his extensive experience serving on the boards of public and private companies and his knowledge of the healthcare industry.

Abhijit Y. Talwalkar has served as a member and Chairman of our Board of Directors since May 2016. Mr. Talwalkar is the former President and Chief Executive Officer of LSI Corporation, a leading provider of silicon, systems and software technologies for the storage and networking markets, a position he held from May 2005 until the completion of LSI’s merger with Avago Technologies in May 2014. From 1993 to 2005, Mr. Talwalkar was employed by Intel Corporation. At Intel, he held a number of senior management positions, including Corporate Vice President and Co-General Manager of the Digital Enterprise Group, which was comprised of Intel’s business client, server, storage and communications business, and Vice President and General Manager for the Intel Enterprise Platform Group. Prior to joining Intel, Mr. Talwalkar held senior engineering and marketing positions at Sequent Computer Systems, a multiprocessing computer systems design and manufacturer, Bipolar Integrated Technology, Inc., a VLSI bipolar semiconductor company, and Lattice Semiconductor Inc., a service driven developer of programmable design solutions. Mr. Talwalkar has served on the Board of Directors for Advanced Micro Devices, a leading provider of high-performance computing, graphics, and visualization solutions since August 2017. Since March 2017, Mr. Talwalkar has served as a member of the Board of Directors of TE Connectivity Ltd. and previously served as an advisor to the Board of Directors since August 2016. Since 2011, Mr. Talwalkar has served on the Board of Directors of Lam Research Corporation and has previously served as a member of the Board of Directors of LSI from May 2005 to May 2014 and the U.S. Semiconductor Industry Association, a semiconductor industry trade association, from May 2005 to May 2014. Since January 2016, he has served as a member of the Board of Directors of Virtual Power Systems, Inc. He has served as the chairman of the Bay Area chapter of the nationwide nonprofit organization Friends of the Children since January 2015. He holds a B.S. in Electrical Engineering from Oregon State University.

We believe that Mr. Talwalkar is qualified to serve as Chairman of our Board of Directors because of his experience in leadership roles at major technology companies and his years of experience serving on public company boards.

Continuing Directors

Kevin M. King has served as our President, Chief Executive Officer and a member of our Board of Directors since July 2012. Mr. King has nearly three decades of experience in the healthcare and IT industries in leadership roles. In January 2007, Mr. King joined Affymetrix, Inc., a publicly traded technology innovator in the field of genetic analysis, as President of Life Sciences Business and Executive Vice President. Mr. King was promoted to President of Affymetrix in September 2007 and then served as President and Chief Executive Officer and a director of Affymetrix from January 2009 until June 2011, leading Affymetrix on a growth strategy into new markets for downstream validation and molecular diagnostics and overseeing several acquisitions. Prior to Affymetrix, from February 2005 until June 2006, Mr. King served as President and Chief Executive Officer of Thomson Healthcare, an information services business which focused on a range of healthcare-related businesses. From March 1997 until November 2004, Mr. King was a senior executive at GE Healthcare, where he led several business units including Magnetic Resonance Imaging and Global Clinical Systems Business. Mr. King began his career at HP’s Medical Products Group and during his 14-year tenure held leadership roles in Sales, Marketing, R&D, and Business Development. Mr. King holds a B.A. in Economics and Biology from the University of Massachusetts and holds an M.B.A. from New Hampshire College.

We believe that Mr. King is qualified to serve as a member of our Board of Directors because of his extensive business experience and knowledge of digital healthcare company operations, and his experience working with companies, regulators and other stakeholders in the medical industry.

Raymond W. Scott has served as a member of our Board of Directors since December 2013. Mr. Scott has been the Chairman of the board at eHealth Technologies, Inc. since June 2014, and the Chairman of the board at Health Level, Inc., since January 2013. He has served as a member of the board directors of Health Fidelity, Inc. since August 2013, and as a member of the Board of Directors at Stella Technologies, Inc., a healthcare technology provider, since October 2015. Mr. Scott co-founded Axolotl Corporation in 1995 and served as its Chief Executive Officer until its acquisition by United Health Group in August 2010, at which point he became Executive Vice President of Product Strategy for OptumInsight, Inc., a subsidiary of United Health Group. Mr. Scott is a Member of British Computing Society (MBCS), a Chartered Engineer and holds a B.Sc. (Honors) in Mathematics.

We believe that Mr. Scott is qualified to serve as a member of our Board of Directors because of his extensive experience serving on the boards of public and private companies, his knowledge of the healthcare industry, and his financial and business expertise.

C. Noel Bairey Merz, M.D has served as a Director of iRhythm since April 2018. Dr. Bairey Merz has been the Medical Director of the Preventive and Rehabilitative Center at the Cedars-Sinai Medical Center in Los Angeles, California, since 1991. She also has been the Medical Director and Endowed Chair of the Barbra Streisand Women’s Heart Center at the Smidt Cedars-Sinai Heart Institute since 2001, and a Professor of Medicine at Cedars-Sinai Medical Center and the David Geffen School of Medicine at the University of California at Los Angeles. From 2005 to 2009, she served on the Scientific Advisory Board of CV Therapeutics, Inc. She also has extensive experience on nonprofit boards, councils, and guideline panels including the American College of Cardiology, the American Heart Association and the National Heart, Lung, and Blood Institute. Since 2016, Dr. Bairey Merz has been serving on multiple editorial boards including the Journal of the American College of Cardiology, Circulation, and European Heart Journal. Dr. Bairey Merz holds a B.A. (Honors) in Biological Sciences from the University of Chicago and an M.D. (Honors) from Harvard Medical School. She completed her training in Internal Medicine at the University of California, San Francisco, and Cardiology at Cedars-Sinai Medical Center.

We believe that Dr. Bairey Merz is qualified to serve as a member of our Board of Directors because of her medical experience and her experience with for-profit and non-profit organizations.

Mark J. Rubash has served as a member of our Board of Directors since March 2016. Most recently, from November 2016 to August 2018, Mr. Rubash served as a Strategic Advisor to Eventbrite, Inc., a privately-held e-commerce company, where he previously served as the Chief Financial Officer from June 2013 to November 2016. Prior to Eventbrite, Mr. Rubash was the Chief Financial Officer at HeartFlow, Inc., a privately-held medical device company, which he joined in March 2012, and at Shutterfly, Inc., a publicly-held e-commerce company, which he joined in November 2007. Mr. Rubash was also the Chief Financial Officer of Deem, Inc. (formerly, Rearden Commerce), a privately-held e-commerce company, from August 2007 to November 2007. From February 2007 to August 2007, Mr. Rubash was a Senior Vice President at Yahoo! Inc. and he held various senior finance positions at eBay Inc. from February 2001 to July 2005. Prior to that, Mr. Rubash was an audit partner at PricewaterhouseCoopers LLP, where he was most recently the Global Leader for their Internet Industry Practice and Managing Partner for their Silicon Valley Software Industry Practice. Mr. Rubash has served as a member of the Board of Directors and Chairman of the Audit Committee of Intuitive Surgical, Inc., a medical device company, since October 2007, as a member of the Board of Directors and Chairman of the Audit Committee of Line 6, Inc., a music technology company, from April 2007 to January 2014, as a member of the Board of Directors and Audit Committee of IronPlanet, Inc., a privately-held e-commerce platform for used heavy equipment, from March 2010 to May 2017, and as Audit Committee chair from October 2015 to May 2017. Mr. Rubash received his B.S. in Accounting from California State University, Sacramento.

We believe that Mr. Rubash is qualified to serve as a member of our Board of Directors because of his financial expertise and his experience with private and public company financial accounting matters and risk management.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the listing standards of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the listing standards of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and Nominating and Corporate Governance Committees be independent. Under the listing standards of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that listed company’s Board of Directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of The NASDAQ Stock Market. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of The NASDAQ Stock Market.

Our Board of Directors has undertaken a review of the independence of each of our directors. There are no material proceedings to which any director, officer or affiliate of the company, any owner of record or beneficially of more than 5% of any class of voting securities of the company, any associate of any such director, officer, affiliate of the company, or security holder is a party adverse to the company or any of its subsidiaries or has a material interest adverse to the company or its subsidiary. Based on information provided by each director concerning their background, employment and affiliations, our Board of Directors has determined that Messrs. Bodaken, Rubash, Scott, Talwalkar, and Drs. Bairey Merz and Snyderman do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of The NASDAQ Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Our Board of Directors believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, as described in further detail in our corporate governance guidelines, our Board of Directors does not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, though one can be appointed by the board. Our Board of Directors elects our Chairman and Chief Executive Officer, and each of these positions may be held by the same person or by different people. We believe that it is important that the Board of Directors retain flexibility to determine whether these roles should be separate or combined based upon the board’s assessment of our needs and our leadership at a given point in time.

We believe that independent and effective oversight of our business and affairs is maintained through the composition of our Board of Directors, the leadership of our independent directors and the committees and our governance structures and processes already in place. The Chairman of our Board of Directors is an independent director. In addition, the Board of Directors consists of a majority of independent directors, and the committees of our Board of Directors are composed of a majority of independent directors.

Board Meetings and Committees

During our fiscal year ended December 31, 2018, our Board of Directors held 22 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we strongly encourage our directors to attend. Four of our board members attended the annual meeting of stockholders in 2018.

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee consists of Messrs. Rubash, Scott, and Dr. Snyderman with Mr. Rubash serving as the chair. Messrs. Rubash, Scott and Dr. Snyderman meet the requirements for independence and financial literacy for Audit Committee members under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. In addition, our Board of Directors has determined that Mr. Rubash is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our Audit Committee is responsible for, among other things:

•	appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is PricewaterhouseCoopers LLP;
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statements;
•	monitoring our internal control over financial reporting, disclosure controls and procedures;
•	reviewing our risk management status;
•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management; and
•	monitoring compliance with the code of business conduct and ethics for financial management.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our Audit Committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December 31, 2018, our Audit Committee held eight meetings and did not act by written consent.

Compensation Committee

Our Compensation Committee consists of Messrs. Bodaken, Talwalkar, and Dr. Bairey Merz, with Mr. Bodaken serving as the chair. Each member of our Compensation Committee meets the requirements for independence for Compensation Committee members under the listing standards of The NASDAQ Stock Market and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other executive officers;

•	determining the compensation of our chief executive officer and our other executive officers;
•	reviewing and making recommendations to our Board of Directors with respect to director compensation; and
•	overseeing and administering our equity incentive plans.

Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our Compensation Committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December 31, 2018, our Compensation Committee held five meetings and acted by written consent once.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Bodaken, Scott, Talwalkar, and Dr. Bairey Merz served on our Compensation Committee. None of the members of our Compensation Committee is or has been our officer or employee. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Scott, and Talwalkar, with Mr. Scott serving as the chair. Each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become members of our Board of Directors;
•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of our board’s committees;
•	reviewing and making recommendations to our Board of Directors with respect to management succession planning;
•	developing, updating and recommending to our Board of Directors corporate governance principles and policies; and
•	overseeing the evaluation of our Board of Directors and committees.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of The NASDAQ Stock Market. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” During our fiscal year ended December 31, 2018, our Nominating and Corporate Governance Committee held four meeting and did not act by written consent.

Considerations in Evaluating Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our board should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders, so long as such recommendations are in accordance with our charter, our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our Secretary at iRhythm Technologies, Inc. 650 Townsend Street, Suite 500, San Francisco, California 94103. To be timely for our 2020 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 10, 2020 and no later than March 11, 2020.

Communications with the Board of Directors

Our stockholders wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our Secretary at iRhythm Technologies, Inc. 650 Townsend Street, Suite 500, San Francisco, California 94103. Our Secretary, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” We will post amendments to, or waivers of, our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our non-employee directors and Chief Executive Officer to help ensure that they each maintain an equity stake in the company and, by doing so, appropriately link their interests with those of our stockholders. The guideline for non-employee directors is for each director to hold a number of shares of our stock with an aggregate value equal to at least three times the value of his or her annual cash retainer fees for service on the Board (including retainer fees for servicing as a member or chair of any Board committee). The guidelines for the Chief Executive Officer is to hold a number of shares of our stock with an aggregate value equal to at least three times the value of his or her annual base salary for service as the Chief Executive Officer (not including incentive compensation). Non-employee directors and the Chief Executive Officer are expected to achieve these ownership levels within the later of (i) December 31, 2023 and (ii) five years from the date the applicable individual becomes a non-employee director or the Chief Executive Officer (whether through being newly hired or promoted).

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks that we face, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our Board of Directors is ultimately responsible for risk oversight, our board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full Board of Directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards as described below. Our Board of Directors will have the discretion to revise non-employee director compensation as it deems necessary or appropriate. Our Board of Directors most recently reviewed and adjusted non-employee director compensation as noted below based on a review of market data provided by Compensia, Inc., the company’s compensation consultant.

Cash Compensation. All non-employee directors will be entitled to receive the following cash compensation for their services:

•	$40,000 per year for service as a board member;
•	$48,000 per year additionally for service as a chairman of the board (increased to $50,000 in November 2018);
•	$20,000 per year additionally for service as chairman of the Audit Committee;
•	$8,000 per year additionally for service as an Audit Committee member;
•	$15,000 per year additionally for service as chairman of the Compensation Committee;
•	$6,000 per year additionally for service as a Compensation Committee member;
•	$8,000 per year additionally for service as chairman of the Nominating and Corporate Governance Committee (increased to $10,000 in November 2018); and

•	$4,000 per year additionally for service as a Nominating and Corporate Governance Committee member (increased to

$5,000 in November 2018).

All cash payments to non-employee directors, or the Retainer Cash Payments, will be paid quarterly in arrears on a prorated basis.

Equity Compensation. Nondiscretionary, automatic grants of restricted stock units will be made to our non-employee directors.

•

Initial Grant. Each person who first becomes a non-employee director has been or will be granted Restricted Stock Units having a grant date fair value equal to $190,000 (increased to $215,000 in November 2018), or the Initial Award, on the date of the first meeting of our Board of Directors or Compensation Committee occurring on or after the date on which the individual first became a non-employee director. The shares underlying the Initial Award will vest as to one third of the shares subject to such Initial Award on each yearly anniversary of the commencement of the non-employee director’s service as a director, subject to the continued service as a director through the applicable vesting date.

•

Annual Grant. On each annual anniversary of the stockholder’s meeting, the non-employee director will be granted Restricted Stock Units having a grant date fair value equal to $100,000 (increased to $120,000 in November 2018), or the Annual Award. The shares underlying the Annual Award will vest and become exercisable on the one year anniversary of the date of grant.

Any award granted under our outside director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our 2016 Plan, provided that the grantee remains a director through such change in control.

Pursuant to our outside director compensation policy, no non-employee director may be issued, in any fiscal year, cash payments (including the fees under our outside director compensation policy) with a value greater than $200,000, provided that such limit will be $300,000 with respect to any non-employee director who serves in the capacity of chairman of the board, lead outside director or chairman of the Audit Committee at any time during the fiscal year. No non-employee director may be granted, in any fiscal year, equity awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $300,000, increased to $500,000 in the fiscal year of his or her initial service as a non-employee director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Abhijit Y. Talwalkar	$98,554	$99,937	$198,491
Bruce G. Bodaken	$55,000	$84,918	$139,918
C. Noel Bairey Merz, M.D.	$33,363	$202,006	$235,369
Mark J. Rubash	$60,000	$116,095	$176,095
Ralph Snyderman, M.D.	$48,000	$84,918	$132,918
Raymond W. Scott	$54,143	$144,353	$198,496

(1)

Amounts shown represent the grant date fair value of options and stock awards granted during 2018, as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2018 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2)   Value of Stock Awards differs for existing directors due to transition from granting annual awards on individual anniversary service dates to the annual meeting date.

Options and Restricted Stock Units outstanding as of December 31, 2018, held by our non-employee directors were as follows:

Name	Shares Subject to Outstanding Awards	Shares Subject to Outstanding Options
Abhijit Y. Talwalkar	1,404	24,230
Bruce G. Bodaken	2,492	4,089
C. Noel Bairey Merz, M.D.	3,289	—
Mark J. Rubash	1,631	23,901
Ralph Snyderman, M.D.	2,492	4,089
Raymond W. Scott	2,028	—

Our directors who are also our employees receive no additional compensation for their service as directors. During our fiscal year ended December 31, 2018, Kevin M. King was our employee. See the section titled “Executive Compensation” for additional information about the compensation paid to Mr. King.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Bruce G. Bodaken, Ralph Snyderman, M.D., and Abhijit Y. Talwalkar as nominees for election as Class III directors at the Annual Meeting. If elected, each of Bruce G. Bodaken, Ralph Snyderman, M.D., and Abhijit Y. Talwalkar will serve as Class III directors until our 2022 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Bruce G. Bodaken, Ralph Snyderman, M.D., and Abhijit Y. Talwalkar. We expect that each of Bruce G. Bodaken, Ralph Snyderman, M.D., and Abhijit Y. Talwalkar will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2019. During our fiscal year ended December 31, 2018, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and the ratification of such appointment by our stockholders, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

	2018	2017
Audit Fees(1)	$2,294,588	$2,267,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,294,588	$2,267,500

(1)	Audit Fees consist of professional services rendered for the audits of our financial statements and reviews of quarterly financial statements.

Auditor Independence

In our fiscal year ended December 31, 2018, there were no other professional services provided by PwC that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2018 and 2017 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers. In accordance with the results of the stockholder vote at the 2018 Annual Meeting, advisory votes on the overall compensation of our named executive officers are held every year.

We are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”), as disclosed pursuant to Securities and Exchange Commission rules, including in the Compensation Discussion & Analysis, the executive compensation tables and related material included in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives shareholders the opportunity to express their views on our executive compensation program and policies. The vote is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our NEOs described in this proxy statement.

Vote Required

The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

Your vote on this proposal is advisory, and therefore not binding on the company or the Board, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board. Nevertheless, our Board values the opinions of our stockholders and will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the company’s website at www.irhythmtech.com under “Investors—Policies, Procedures and Charters.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the company’s consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and PwC;
•	discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public company Accounting Oversight Board; and
•

received the written disclosures and the letter from PwC required by applicable requirements of the Public company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Mark J. Rubash (Chair)

Ralph Snyderman, M.D.

Raymond W. Scott

This report of the Audit Committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 25, 2019. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Kevin M. King	62	President, Chief Executive Officer and Director
Matthew C. Garrett	51	Chief Financial Officer
Karim Karti	50	Chief Operating Officer
David A. Vort	53	Executive Vice President, Sales
Mark J. Day	48	Executive Vice President of Research & Development

For the biography of Mr. King, please see “Board of Directors and Corporate Governance—Continuing Directors.”

Matthew C. Garrett has served as our Chief Financial Officer since January 2013. Mr. Garrett brings more than 20 years of leadership experience in finance, investor relations, business development, and operations to our company. From March 2010 until December 2012, he served as Chief Financial Officer of Navigenics, Inc., a provider of genetic testing for common health conditions, where he led all finance functions, strategic partnerships, and successfully facilitated the sale of the company to Life Technologies Corp. From October 2008 until March 2010, Mr. Garrett served as Director of Business Development at Corventis Inc., a health monitor applications company, where he was responsible for directing corporate operations and business collaborations related to the advancement and promotion of the company’s health monitor applications. From October 2006 until September 2008, Mr. Garrett served as Vice President of Finance, Chief Accounting Officer and Treasurer for Cogentus Pharmaceuticals Inc., a developer of prescription pharmaceutical products. Earlier in his career, Mr. Garrett served as Finance Director in Research & Development and, subsequently, Director of Strategic Marketing and Pricing at Affymetrix, Inc. Prior to Affymetrix, he held various finance roles at Guidant Corporation, a medical technology company focused on cardiac and vascular solutions. Mr. Garrett holds a B.A. in Finance from the University of Iowa, Iowa City and an M.B.A. from the Kelley School of Business, Indiana University Bloomington.

Karim Karti has served as our Chief Operating Officer since July 2018. From January 2016 to July 2018 he served as President and Chief Executive Officer of the Imaging division at GE Healthcare, from 2013 to 2015 he was the Chief Marketing Officer for GE Healthcare, from 2010 to 2013 he served as CEO of the emerging markets division of GE Healthcare, from 2009 to 2010 he served as President and Chief Executive Officer of GE Healthcare in Korea, and from 2006 to 2008 he led the services commercial organization in EMEA. He started his career with Procter & Gamble in Brand Management. Mr. Karti holds an engineering degree from Ecole Centrale de Lyon and completed the entrepreneurship program at Ecole Superieure de Commerce de Lyon.

David A. Vort has served as our Executive Vice President of Sales since January 2014. From April 2012 to December 2013, he served as Vice President of US Sales at InTouch Technologies, Inc., a provider of telemedicine and remote presence solutions. From July 2007 to April 2012, Mr. Vort was at Intuitive Surgical, Inc., the manufacturer of the da Vinci Surgical Robotics system, where he served most recently as Area Vice President of Western Sales. From 2004 until 2007, Mr. Vort was the Revision Business Sales Director for Stryker Corporation. From 1999 until 2004, Mr. Vort held several positions domestically and in Europe for the Global Healthcare Exchange, LLC, where he was a founder. From 1992 until 1997, he held several positions with U.S. Surgical Corporation, prior to its sale to Covidien plc. Mr. Vort holds a B.S. in Political Science from the University of the Pacific.

Mark J. Day has served as our Executive Vice President of Research & Development since 2012 and has had other leadership roles in Research & Development and systems development since joining in 2007. Previously he worked in Medtronic’s Cardiac Rhythm Disease Management division. Prior to that, Mr. Day was Chief Technical Officer of CarePages, Inc., a blogging site for patients. Mr. Day has an M.B.A. in Marketing from the Wharton School, University of Pennsylvania, a Ph.D. in Computation Flow Physics from Stanford University, and also received an M.S. from Stanford, and a B.Sc. from Queen’s University, both in Mechanical Engineering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During 2018, these individuals were:

•	Kevin M. King, our President and Chief Executive Officer (our “CEO”);

•	Matthew C. Garrett, our Chief Financial Officer (our “CFO”);

•	Karim Karti, our Chief Operating Officer (“COO”);

•	David A. Vort, our Executive Vice President of Sales; and

•	Mark J. Day, our Executive Vice President of Research & Development.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018, and provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, for 2018, detailing the key factors that the Compensation Committee considered in determining their compensation.

Management Changes in 2018

Mr. Karti joined the company as our Chief Operating Officer on July 23, 2018.

Executive Summary

Who We Are

At iRhythm, we see a new healthcare landscape — where patients can count on timely diagnoses and personalized treatment and where care teams are so confident in diagnostic results that they turn their focus to patient care rather than administrative tasks. We believe in precision medicine, informed by state-of-the-art artificial intelligence (“AI”) technology, delivered through an integrated partnership between healthcare leaders dedicated to providing the best care experience each patient deserves. At iRhythm, we are at the forefront of this new landscape and we are determined to lead the industry into the next era of cardiac care.

We are a digital healthcare company redefining the way cardiac arrhythmias are clinically diagnosed by combining our wearable bio-sensing technology with cloud-based data analytics, powered by deep-learning capabilities. Supported by over 26 peer reviewed clinical studies, We have built a complete and superior diagnostic service platform to streamline the process of arrhythmia detection and management and remove administrative burden from busy clinical practices. Our service combines a simple, patient-friendly monitoring experience with deep learning AI capabilities and expert human curation to provide physicians with a comprehensive understanding of their patients’ heart health. Our proprietary analysis is proven to give doctors diagnostic accuracy and reliability equivalent to that of an expert cardiologist, giving clinicians the confidence to diagnose using a single test and allowing for informed treatment decisions for their patients. Our high-yield, cost-effective solution will help healthcare institutions achieve superior clinical and operational efficiency as they build their cardiology services into world-class programs. Early detection of heart rhythm disorders, such as atrial fibrillation and other clinically relevant arrhythmias, allows for appropriate medical intervention and helps avoid more serious downstream medical events, including stroke.

Since receiving clearance from the Food and Drug Administration in 2009, we have provided the Zio service to over one million patients and have collected approximately 400 million hours of curated heartbeat data, creating what we believe to be the world’s largest repository of ambulatory electrocardiogram patient data. This data provides us with a competitive advantage by informing our proprietary deep-learned algorithms, which may enable operating efficiencies, gross margin improvement and business scalability. We believe the Zio service is well aligned with the goals of the U.S. healthcare system: improving population health, enhancing the patient care experience and reducing per-capita cost and improving the work life of health care providers.

2018 Business Highlights

During 2018, we continued to make significant progress on our key business objectives, not only achieving, but in many cases,

surpassing the goals we set for the year. Our financial and operational highlights for 2018 included:

•	Revenue was $147.3 million, an increase of 50% from $98.5 million in 2017;

•	Gross profit was $108.7 million, or 73.8% gross margin, up from $70.8 million, or 71.9% gross margin, in the same period in 2017;

•	Loss from operations for 2018 was $43.6 million, compared to $27.3 million for 2017; and

•	Cash, cash equivalents, and investments were $78.3 million as of December 31, 2018.

2018 Executive Compensation Highlights

Based on our overall operating environment and business results, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for 2018:

▪	Base Salary – Approved annual base salary increases ranging from 5% to 19%, and there was no change to base salary for our CEO.

▪

Annual Cash Bonuses – Approved annual cash bonuses under our Executive Incentive Compensation Plans ranging from 200% to 265% of target annual cash bonus opportunities, based on performance. This included an annual cash bonus for our CEO in the amount of $1,457,500, equal to 265% of his target annual cash bonus opportunity.

▪

Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock, with grant date fair values ranging from approximately $630,000 to approximately $900,000 (for NEOs other than our CEO and COO), as well as a stock option and RSU award for our CEO with an aggregate grant date fair value of approximately $3,000,000.

Compensation Arrangements with Mr. Karti – In connection with his appointment as our COO, we entered into an employment offer letter dated June 13, 2018 (the “Employment Letter”) with Mr. Karti. Pursuant to the Employment Letter and certain actions taken by our Compensation Committee, our initial compensation arrangements with Mr. Karti were as follows:

▪	an initial annual base salary of $450,000;

▪	a target annual cash bonus opportunity equal to 90% of his annual base salary, subject to achievement of mutually agreed performance goals;

▪

an option to purchase $1 million of our common stock, which vests over four years; and an RSU award valued at $1 million that may be settled for shares of our common stock, which vests over four years;

▪

Upon hire, the Compensation Committee reviewed and approved an option to purchase 12,218 shares of our common stock, which vests over four years, and an RSU award valued at $2 million that may be settled for shares of our common stock, which vests over four years;

▪	The grant date fair values of the equity awards noted above are set forth in the “2018 Summary Compensation Table” and the “2018 Grants of Plan-Based Awards Table” below.

▪

a lump sum relocation payment of $1 million, plus up to $50,000 in eligible relocation expenses (plus pre-approved taxable moving expenses to be grossed up for taxes due), which amounts are subject to repayment if he voluntarily resigns or if his employment is terminated for cause within his first two years of service; and

▪	other standard benefits provided to each of our executive officers.

In addition, Mr. Karti has entered into a change in control and severance agreement (the “Severance Agreement”), effective as of July 23, 2018, which provides for specified payments and benefits in the event that (a) he resigns for “good reason” (as defined in the Severance Agreement) or if his employment is terminated, provided that such termination is other than for “cause” (as defined in the

Severance Agreement), death, or disability, or (b) within three months before and prior to 12 months following a change in control of the company (the “Change in Control Period”), he resigns for good reason, or his employment is terminated, provided that such termination is other than for “cause,” death, or disability. The payments and benefits to be received upon a qualifying termination of employment outside the Change in Control Period are continued payment of base salary and paid COBRA benefits for nine months. The payments and benefits upon a qualifying termination of employment within the Change in Control Period are continued payment of base salary and COBRA benefits for 15 months, a lump sum payment equal to 100% of his target bonus in effect for the fiscal year in which the termination occurs, and accelerated vesting as to 100% of his unvested stock options and/or restricted stock awards. To receive the foregoing severance payments and benefits, Mr. Karti is obligated to execute a release of claims against us and continue to comply with the terms of applicable proprietary agreements and other post-employment restrictive covenants.

Mr. Karti’s employment arrangements were negotiated on our behalf by our CEO and approved by our Compensation Committee. In establishing his initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of Mr. Karti’s employment offer letter, see “Executive Compensation Tables — Employment Arrangements” below.

2019 Executive Compensation Highlights

Our long term incentive structure has historically included equity grants for executives in a mix of time-based options to purchase shares of common stock and RSUs, which we believe effectively aligned the interests of our executives with those of our stockholders. In November 2018, after review of market data and our total rewards programs, the Compensation Committee approved a change to our mix of equity awards for executives to grant a combination of time-based and performance-based RSU (PRSU) awards and eliminate awards in the form of stock options. Executive long-term incentive awards granted in February 2019 were approved under this new program, where 75% of the value of the award was performance-based and 25% of the value of the award was time-based.

The performance equity program has a 2-year performance period measuring target revenue CAGR achievement for fiscal year 2020 compared to fiscal year 2018. There is a minimum performance threshold of 75% to earn 50% of target, and a maximum threshold of 125% achieved to earn 200% of target. The exact number of earned shares will be determined based on linear interpolation using the revenue CAGR as it falls between the minimum and maximum thresholds outlined above. We believe the addition of PRSU awards will provide additional and ongoing alignment of executives’ interests with our stockholders’ interests, emphasizes long-term financial performance and help retain executive talent.

Pay-for-Performance Philosophy

We view our compensation practices as a tool to align our executive officers, including our Named Executive Officers, with our strategic goals and reward high performance, collaboration and accountability. We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our Named Executive Officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our Named Executive Officers’ target total direct compensation is both performance-based and “at-risk.”

In 2018, we emphasized performance-based compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:

First, our Named Executive Officers participate in an Executive Incentive Compensation Plan, which provides cash payments if they produce short-term financial, operational and strategic results that meet or exceed the key objectives set forth in our annual operating plan.

In addition, in 2018 we granted options to purchase shares of our common stock and RSU awards that will be settled for shares of our common stock, which will reward them for increasing the market price of our common stock over a multi-year period.

These variable pay elements ensure that a substantial portion of our Named Executive Officers’ target total direct compensation for 2018 is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below grant levels commensurate with our actual performance.

The pay mix for our CEO and our other Named Executive Officers during 2018 reflected this “pay-for-performance” design as follows:

We believe that our compensation design provides balanced incentives for our Named Executive Officers to meet our business objectives and drive our long-term growth. To ensure we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years and performance over this period.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do	What We Don’t Do

▪Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.

▪Retain an Independent Compensation Adviser. The Compensation Committee engaged its own compensation adviser to provide information and analysis with its 2018 compensation review, and other advice on executive compensation independent of management.

▪Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

▪Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on our corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.

▪Use a Pay-for-Performance Philosophy. The majority of our Named Executive Officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price and/or total stockholder return.

▪“Double-Trigger” Change-in-Control Arrangements. All of our post-employment compensation arrangements in the event of a change in control of the company are “double-trigger” arrangements that require both a change in control of the company plus a qualifying termination of employment before payments and benefits are paid.

▪Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in development.

▪Stock Ownership Guidelines. We have adopted policies that require minimum ownership of shares of our common stock by our CEO and the non-employee members of our Board.

▪No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our Named Executive Officers that are different from or in addition to those offered to our employees generally.

▪Limited Perquisites. We provide limited perquisites or other personal benefits to our Named Executive Officers.

▪No Tax Reimbursements on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than related to standard relocation and corporate housing benefits.

▪No Special Welfare or Health Benefits. Our Named Executive Officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our employees generally.

▪No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

▪No Hedging of Our Equity Securities. We prohibit our executive officers, the members of our Board of Directors and certain other employees from engaging in certain derivative transactions and from hedging our securities.

▪No Pledging of Our Equity Securities. We prohibit our executive officers, the members of our Board of Directors and certain other employees from holding our securities in a margin account or pledging our securities as collateral for a loan.

▪No “single trigger” Change-in-Control Arrangements. We do not provide cash severance or automatic vesting of equity awards based solely upon a change in control of the company.

Stockholder Advisory Vote on Named Executive Compensation

At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting our first non-binding vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). See Proposal 3 in this Proxy Statement.

At our 2018 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). Our stockholders expressed a preference for holding future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. In recognition of this preference and other factors considered, our Board of Directors determined that, until the next Say-When-on-Pay vote, we will hold annual Say-on-Pay votes.

We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will consider the outcome of future advisory votes on the compensation of our Named Executive Officers, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Executive Compensation Philosophy

Our overarching compensation philosophy is highly focused on rewarding individual performance while ensuring alignment of top performers to current market practices. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

▪	Enable the attraction and retention of high-caliber executive talent;

▪	Directly link rewards to the achievement of key financial, operational and strategic results that build long-term stockholder value; and

▪	Recognize individual performance by linking rewards to individual achievements in addition to measurable corporate results.

Executive Compensation Program Design

Consistent with our compensation philosophy, our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of an annual cash bonus plan, which focuses on our yearly operating results, and long-term incentive compensation opportunities are provided in the form of equity awards, including:

▪	Options to purchase shares of our common stock that have value only to the extent that our stock price appreciates over the option term and that are subject to multi-year vesting requirements;

▪	RSU awards that derive additional value from increases in our stock price over time and that are subject to multi-year vesting requirements; and

▪	Beginning in 2019, PRSUs that align executives’ interests with our stockholders’ interests, emphasizes financial performance and helps retain executive talent.

We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and other executive officers.

The Compensation Committee has authority to make decisions regarding the compensation of our Named Executive Officers (other than our CEO), and makes recommendations to the independent members of the full Board of Directors regarding the compensation of our CEO.  The Compensation Committee also reviews and provides specific compensation recommendations to our Board of Directors relating to the non-employee independent members of our Board of Directors.

The Compensation Committee retains a compensation consultant that specializes in executive compensation standards and practices (as described below) to provide support in its review and assessment of our executive compensation program.

Compensation-Setting Process

The Compensation Committee develops recommendations for the target total direct compensation opportunities, as well as each element of these opportunities, of our CEO and other Named Executive Officers. The Compensation Committee does not use a single method or measure in formulating its recommendations, nor does it establish specific targets for the total direct compensation of our Named Executive Officers.

The Compensation Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our Named Executive Officers at the beginning of the calendar year, or more frequently as warranted. When formulating its recommendations for the value of each compensation element and the target total direct compensation of our Named Executive Officers and determining the compensation of our Named Executive Officers, the Compensation Committee and our Board of Directors, respectively, consider the following factors:

▪	our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

▪	each individual Named Executive Officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

▪	the scope of each Named Executive Officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

▪

the performance of each individual Named Executive Officer, based on a subjective assessment of his contributions to our overall performance, ability to lead his business unit or function and work as part of a team, all of which reflect our core values;

▪	compensation parity among our Named Executive Officers;

▪	our financial performance relative to our peers;

▪	the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels; and

▪	the recommendations provided by our CEO with respect to the compensation of our other Named Executive Officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. Neither the Compensation Committee, nor our Board of Directors, assigns relative weights or rankings to such factors. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. The Compensation Committee’s or our Board of Directors’ consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. Rather, the

Compensation Committee and our Board of Directors rely upon their members’ knowledge and judgment in assessing the various qualitative and quantitative inputs they receive as to each individual and makes compensation decisions accordingly.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO and Vice President of Human Resources, who attend committee meetings. Our management assists the Compensation Committee and our Board of Directors by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to program structures, as well as recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our Named Executive Officers (other than himself) based on his evaluation of performance for the prior year.

Each year, our CEO reviews the performance of our other Named Executive Officers based on such individual’s level of success in accomplishing the business objectives established for him for the prior year and his overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each such Named Executive Officer are developed through mutual discussion and agreement between our CEO and the Named Executive Officers and are reviewed with our Board of Directors.

The Compensation Committee reviews and discusses management proposals and recommendations with our CEO and Vice President of Human Resources and considers them as one factor in formulating the recommendations for the compensation of our CEO and our other Named Executive Officers. Our CEO recuses himself from discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2018, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise it on executive compensation matters. Services included competitive market pay practices for senior executives and data analysis and selection of the compensation peer group. Compensia’s analysis and advice are key components of the Compensation Committee’s determination of appropriate and competitive compensation for our Named Executive Officers.

For 2018, Compensia regularly attended meetings of the Compensation Committee and the scope of its engagement included:

▪	the review and analysis of the compensation for our executive officers, including our Named Executive Officers;

▪	assessing executive compensation trends within our industry, and updating on corporate governance and regulatory developments;

▪	reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2019 Annual Meeting of Stockholders;

▪	the review and analysis of the compensation for the non-employee members of our Board of Directors;

▪	reviewing competitive market practices for equity compensation, including burn rate and overhang, and advising on the mix of equity award types;

▪	the research, development and review of our compensation peer group; and

▪	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee chairman. Compensia also coordinates with our management for data collection and job matching for our executive officers. In 2018, they did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of life sciences companies that are similar to us in terms of revenue, market capitalization, stage of development, geographical location and number of employees.

In August 2017, the Compensation Committee, with the assistance of Compensia, updated our compensation peer group to reflect changes in our market capitalization, to recognize our evolving business focus and to account for merger and acquisition activity. In evaluating the companies comprising the compensation peer group for 2018, Compensia considered the following criteria:

▪	publicly-traded companies headquartered in the United States;

▪	companies in various healthcare and pharmaceutical/biotechnology sectors with a medical device product focus;

▪	companies within a similar revenue range (approximately one-third to three times our estimated revenue); and

▪	companies within a similar market capitalization range (approximately one-third to three times our then-estimated market capitalization).

Based on a review of the analysis prepared by Compensia, the Compensation Committee approved a revised compensation peer group for 2018 compensation decisions, consisting of the following companies:

2018 Compensation Peer Group

Abaxis	Glaukos
Antares Pharma	Inogen
AtriCure	Intersect ENT
Atrion	LeMaitre Vascular
BioTelemetry	Nevro
Cardiovascular Systems	OraSure Technologies
Endologix	Rockwell Medical
Entellus Medical	Surmodics
Foundation Medicine	Teladoc
GenMark Diagnostics

Based on the assessment completed by Compensia, the Compensation Committee made several changes to our 2017 peer group, removing five companies and adding four new companies. ConforMIS, Penumbra and Tandem Diabetes Care were removed from our peer group, as their market capitalizations were outside our stated range. LDR Holdings and Vascular Solutions were removed from our peer group due to the fact that they had been acquired and were no longer standalone public companies. Abaxis, Atrion, BioTelemetry, and OraSure Technologies were all added to the peer group for 2018 on the basis of their similarity to us in size, market capitalization, and industry sector.

The Compensation Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Life Sciences and Global Technology surveys, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual cash incentive award opportunities and long-term incentive compensation opportunities. Given our objective of attracting, retaining, motivating, and rewarding a superior team of executive officers and employees, we aim to provide a total compensation package that is above the median as compared to peers, and we emphasize equity incentive compensation to more effectively tie our Named Executive Officers' and employees' interests to those of our stockholders. In light of this, when undertaking its competitive analysis, the Compensation Committee reviews competitive market data for base salary, total cash compensation (base salary plus annual bonus) and long-term incentive compensation. This competitive analysis is one factor, among others, taken into account by the Compensation Committee in assessing compensation levels and recommending changes to compensation or additional awards.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

In 2018, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Form of Element	Primary Objective	Reward Realized on Achievement of
Base Salary	Fixed	Cash	Attract and retain highly talented executives by providing amounts that are competitive in the market and reward performance	Continued service
Annual Cash Bonuses	Variable	Cash	Motivate our executives to achieve annual business objectives and provide financial incentives to meet or exceed these	Pre-established performance metrics based on our annual operating plan
Long Term Incentive Compensation	Variable	- Options to purchase shares of our common stock - Restricted stock unit awards to be settled for shares of our common stock	Motivate our executives to achieve long-term stockholder value creation and align their interests with those of our stockholders	Stock price performance

We also provide certain post-employment compensation payments and benefits and other benefits, such as health and welfare programs, including a Section 401(k) retirement savings plan with a company match of a modest portion of the amount contributed by the employee. In general, executive officers participate in the standard employee benefit programs available to our employees generally.

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly-talented individuals.

Using the competitive market data provided by its compensation consultant Compensia, the Compensation Committee reviews and develops recommendations for appropriate adjustments to the base salary of our CEO and determines the base salaries of our other Named Executive Officers as part of its annual executive compensation review. In addition, the base salaries of our Named Executive Officers may be adjusted in the event of a promotion or significant change in responsibilities.

In February 2018, the Compensation Committee reviewed the base salaries of our then-Named Executive Officers. The Compensation Committee recommended to and received approval from the independent members of our Board of Directors that the base salary of our CEO be maintained at its 2017 level. The Board of Directors determined his current salary was sufficiently competitive to provide retention value and allowed continued focus on weighting cash compensation on performance-based incentives. In addition, the Compensation Committee determined that our other then-Named Executive Officers receive base salary adjustments for 2018 ranging from 0% to 19%. In making these recommendations and determinations, the Compensation Committee considered the current retention risks and challenges facing us, as well as the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. In the case of our Named Executive Officers, the increases to their base salaries were determined to be appropriate, reflecting competitive market data that aligned with their performance.

The annual base salaries of our Named Executive Officers for 2018 were as follows:

Named Executive Officer	2017 Annual Base Salary	2018 Annual Base Salary (1)	Percentage Adjustment
Kevin King	$550,000	$550,000	0.0%
Matthew C. Garrett (2)	$325,500	$355,000	9.1%
Karim Karti (3)	$—	$450,000	—
David A. Vort (4)	$270,000	$320,000	18.5%
Mark J. Day (5)	$—	$335,000	—

(1)	Except for Mr. Karti, these annual base salary adjustments were effective as of February 25, 2018.
(2)	Mr. Garrett’s salary increased to meet competitive market compensation.

(3)	Mr. Karti's annual base salary was effective on his hire date of July 23, 2018.
(4)	Mr. Vort’s salary increased to reflect competitive market compensation and performance.
(5)	Mr. Day is considered a Named Executive Officer beginning in 2018. Compensation information is not disclosed for years prior to 2018.

The actual base salaries paid to our Named Executive Officers in 2018 are set forth in the “2018 Summary Compensation Table” below.

Annual Cash Bonuses

We use an annual cash bonus plan to motivate our Named Executive Officers (other than Mr. Vort, our Executive Vice President of Sales, who participates in a separate sales bonus plan) to achieve our annual business goals. In February 2018, the Compensation Committee approved the 2018 Executive Incentive Compensation Plan (the “2018 Incentive Plan”) to provide financial incentives to meet or exceed the principal goals set forth in our 2018 annual operating plan. The 2018 Incentive Plan provided for bonus payments to be funded in early 2019 based on our level of achievement with respect to both corporate performance goals and individual performance (as described below).

Target Annual Cash Bonus Opportunities

For purposes of the 2018 Incentive Plan, cash bonuses were based upon a specific percentage of each participant’s annual base salary. In February 2018, the Compensation Committee reviewed the target annual cash bonus opportunities of our then-Named Executive Officers. At that time, the Compensation Committee approved the following changes for 2018: (i) the target bonus opportunity for our CFO was increased and (ii) the target bonus opportunities of our other then-Named Executive Officers were maintained at their current levels. In addition, the Compensation Committee allowed for review of corporate goal achievement and individual performance to determine the specific annual cash bonus payment for each executive officer, including each Named Executive Officer. The Compensation Committee then recommended to the independent members of our Board of Directors that the target annual cash bonus opportunity of our CEO be increased. The increase to the target annual cash bonus opportunity of our CEO was approved by the independent members of our Board of Directors (with our CEO recusing himself from the approval discussion).

In making these recommendations and determinations, the Compensation Committee considered current risks and challenges, as well as the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. In the case of our CEO and CFO, the increase to their target annual cash bonus opportunities was determined to be appropriate because the increase reflected competitive market data that aligned with the CEO’s and CFO’s performance.

The target annual cash bonus opportunities of our then-Named Executive Officers, with the exception of Mr. Vort, for 2018, were as follows:

Named Executive Officer	2017 Target Annual Cash Bonus Award Opportunity (as a percentage of base salary)	2018 Target Annual Cash Bonus Award Opportunity (as a percentage of base salary)	Target Award Amount ($)
Kevin M. King	85%	100%	$550,000
Matthew C. Garrett	45%	50%	$177,500
Karim Karti (1)	—	90%	$178,644
Mark J. Day (2)	—	35%	$117,250

(1)	Mr. Karti's bonus is pro-rated based on his hire date of July 23, 2018.
(2)	Mr. Day is considered a Named Executive Officer beginning in 2018. Compensation information is not disclosed for years prior to 2018.

Corporate Performance Measures

Participants in the 2018 Incentive Plan were eligible to receive a bonus payment based upon the attainment of one or more corporate performance measures that were established by the Compensation Committee and which related to financial and operational metrics that were important to us. The 2018 Incentive Plan was funded based on our actual results for the year as evaluated against these performance measures.

In January 2018, the Compensation Committee selected three performance measures for the 2018 Incentive Plan, including revenue growth over 2017 (weighted 70%), gross margin growth over 2017 (weighted 20%), and operating expense (weighted 10%).

The Compensation Committee believed these performance measures were appropriate because they provided a strong emphasis on growth while managing expenses, which it believed would most directly influence long-term stockholder value.

For each of these performance measures, the Compensation Committee established a target achievement level. These target levels were intended to require significant effort on the part of our executive officers and, therefore, were set at levels ordinarily difficult to achieve and for which average or below-average performance would not warrant a bonus payment. Each performance measure was weighted according to the Compensation Committee’s assessment of its relative significance related to the successful execution of our annual operating plan.

For purposes of the 2018 Incentive Plan, each performance measure was to be evaluated independently, in accordance with the following conditions:

•	For any cash bonus payment to be made, a minimum threshold related to revenue growth must be achieved;

•

For actual performance between the threshold and target performance levels for revenue and gross margin performance measures, the actual cash bonus payment was to be calculated on a straight-line basis;

•

For actual performance above the target performance level for revenue and gross margin performance measures, subject to a cap on individual goal achievement of 200%, the cash bonus payment was to accelerate payout; and.

•	For any cash bonus to be made for the operating expense performance measure, a fixed target had to be achieved.

Annual Cash Bonus Plan Formula

The following formula was used in 2018 to calculate the actual annual cash bonus pool funding for the 2018 Incentive Plan:

 Individual cash bonus payments for our CEO and other Named Executive Officers were then determined based on a combination of corporate and individual performance.

Annual Cash Bonus Payments

In February 2019, the Compensation Committee determined that achievement, and corresponding payment levels, with respect to the corporate performance measures under the 2018 Incentive Plan were as follows:

Corporate Performance Measure	Weighting	Percentage Achievement versus Target	Payout Level
Revenue growth	70%	150%	175%
Gross margin growth	20%	200%	80%
Operating expense	10%	100%	10%
Total			265%

Based on these determinations, the Compensation Committee determined that our Named Executive Officers, with the exception of Mr. Vort, received annual cash bonus payments at 265% of their target annual cash bonus targets. Subsequently, the Compensation Committee recommended to our Board of Directors that our CEO receive an annual cash bonus payment equal to 265% of his target annual cash bonus opportunity and the payment was approved (with the CEO recusing himself from the approval of his own annual cash bonus payment).

The following table sets forth the target annual cash bonus opportunities and the actual cash bonus payments made to our Named Executive Officers, with the exception of Mr. Vort, for 2018:

Named Executive Officer	Annual Base Salary	Target Annual Cash Bonus Opportunity	Actual Annual Cash Bonus Earned	Actual Annual Cash Bonus Earned (as a percentage of target annual cash bonus opportunity)
Kevin M. King	$550,000	$550,000	$1,457,500	265%
Matthew C. Garrett	$355,000	$177,500	$470,375	265%
Karim Karti (1)	$450,000	$178,644	$473,406	265%
Mark J. Day	$335,000	$117,250	$310,713	265%

(1)	Mr. Karti’s annual cash bonus opportunity for 2018 was pro-rated for his partial year of employment.

Sales Plan for Mr. Vort

As our Executive Vice President of Sales, Mr. Vort’s annual cash incentive for 2018 was based on his ability to drive annual sales. In 2018, Mr. Vort was eligible to earn a cash bonus of up to $240,000 (75% of his 2018 annual base salary). This bonus was to be measured and paid in quarterly installments based on actual performance against his quarterly and annual targets. The targets for our sales executive are not disclosed because we believe to do so would be competitively harmful, as it would give competitors insight into our strategic and financial planning processes.

To be eligible to earn a bonus payment for a given calendar quarter, Mr. Vort must have achieved a minimum of 90% of his target for that period. Payments were based on a sliding scale where the percentage payout based on the achievement of 90% of his target for the period started at 80% and increased linearly up to the target. For every one percentage point over 100% to target achieved, payout increased by 5%.

In 2018, Mr. Vort earned a cash bonus under the sales plan in the amount of $254,400, based on achievement of his 2018 targets. The Compensation Committee reviewed Mr. Vort’s achievement in relation to the broader corporate performance measures and determined that he earned an additional cash bonus in the amount of $225,600 as a result of having exceeded our corporate targets for 2018. The additional bonus payment was calculated within the terms of Mr. Vort’s annual cash incentive plan as described above.

The annual cash bonus payments made to our Named Executive Officers for 2018 are set forth in the “2018 Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical component of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our Named Executive Officers by the Compensation Committee and to our CEO by the independent members of our Board of Directors, based on the recommendations of the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts and relative weighting of the equity awards are intended to provide competitively-sized awards and resulting target total direct compensation opportunities that our Board of Directors believes are reasonable and appropriate taking into consideration the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above.

In February 2018, the Compensation Committee determined that the equity awards to be granted to our Named Executive Officers should be in the form of options to purchase shares of common stock and time-based restricted stock unit (“RSU”) awards that may be settled for shares of common stock. Further, the Compensation Committee determined that, for each executive officer’s 2018 equity award, 50% of the dollar value of the award would be converted to stock options, and 50% of the dollar value of the award would be converted to RSUs.

We have historically granted equity awards in the form of a mix of options to purchase shares of common stock and RSUs. In November 2018, the Compensation Committee approved a change to our mix of equity awards to grant performance-based RSU awards for executives and eliminate awards in the form of stock options across the company. The addition of performance-based RSU awards will provide additional alignment of executives’ interests with our stockholders’ interests, emphasize long-term financial performance and help retain executive talent.

At that time, the Compensation Committee recommended, and the independent members of our Board of Directors subsequently approved (with our CEO recusing himself from the approval process), the grant of stock options and RSU awards to our then-Named Executive Officers after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above.

The aggregate equity awards granted to our then-Named Executive Officers for 2018 were as follows:

Named Executive Officer	Options to Purchase Shares of Common Stock (number of shares)	Restricted Stock Unit Awards for Shares of Common Stock (number of shares)	Aggregate Grant Date Fair Value
Kevin M. King	51,700	23,800	$3,011,387
Matthew C. Garrett	15,100	7,000	$902,470
Karim Karti	12,218	24,113	$2,533,286
David A. Vort	15,100	7,000	$902,470
Mark J. Day	10,700	4,900	$635,644

The options to purchase shares of our common stock vest (and become exercisable) over a four-year period, with one-quarter of the shares vesting on the first anniversary of the vesting commencement date of March 1, 2018, and 1/48th of the total number of shares vesting monthly thereafter over 36 months in equal monthly increments, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date.

The time-based RSU awards also vest over a four-year period, with one-quarter of the shares vesting on each of the first four anniversaries of the vesting commencement date of March 1, 2018, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date.

The equity awards granted to our Named Executive Officers in 2018 are set forth in the “2018 Summary Compensation Table” and the “2018 Grants of Plan-Based Awards Table” below.

Health and Welfare Benefits

Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to employees generally, subject to the satisfaction of certain eligibility requirements. These benefits include flexible spending accounts, medical, dental and vision benefits, business travel insurance, employee assistance program, basic life insurance benefits, accidental death and dismemberment insurance policies, short-term and long-term disability insurance, commuter benefits and reimbursement for mobile phone coverage. In structuring these programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies, compliant with applicable laws and affordable to employees.

We maintain a tax-qualified Section 401(k) retirement savings plan (the “401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. In 2018, we offered eligible participants a discretionary matching contribution to the 401(k) Plan, and we may make a discretionary employer contribution to each eligible employee each year. All participants’ interests in the matching contributions vest immediately from the time of contribution. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”). As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as made available to our employees generally, or in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make him more efficient and effective and for recruitment and retention purposes. During 2018, our Named Executive Officers did not receive perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except relocation benefits for our COO and use from time-to-time by our CEO and CFO each, of an apartment leased by the company, in connection with working at our corporate headquarters in San Francisco, California. Our Compensation Committee believes that this commuting-related benefit is reasonable and necessary to retain Messrs. King and Garrett, and is intended to reduce obstacles in their ability to perform services for the company.

Employment Arrangements

We have entered into written employment offer letters with our CEO and each of the other Named Executive Officers. Each of these letters provides for “at will” employment, meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause. In addition, each of these letters required the Named Executive Officer to execute our standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

Each of these employment offer letters also provided for certain initial payments and benefits in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the company. These post-employment compensation arrangements have been superseded by the Change of Control and Severance Agreements discussed in “Post-Employment Compensation Arrangements” below.

For detailed descriptions of the employment offer letters of our Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.

Post-Employment Compensation Arrangements

We believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our executive officers.

We have entered into Change of Control and Severance Agreements with each Named Executive Officer, which provides for specified payments and benefits in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the company. Each of these agreements has a term of two years. However, if the company enters into an agreement with respect to a change in control that limits our ability to extend the applicable Change of Control and Severance Agreement when there are fewer than 12 months remaining in the term, the Change of Control and Severance Agreement will extend through the 12-month anniversary of such change in control transaction.

These agreements are designed to provide reasonable compensation to our Named Executive Officers if their employment is terminated under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring departing Named Executive Officers to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We believe these arrangements align the interests of our Named Executive Officers and our stockholders when considering the long-term future. The primary purpose of these arrangements in the case of a change in control of the company is to keep our most senior executive officers focused on pursuing all corporate transaction activity in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under our Change of Control and Severance Agreements, the Compensation Committee has drawn a distinction between (i) voluntary terminations of employment without good reason or terminations of employment for cause and (ii) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraph, as well as the likelihood that the executive officer's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either performance challenges or an affirmative decision by the executive officer to end his or her relationship without fault by the company.

All payments and benefits in the event of a change in control of the company are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

Under each of the Change of Control and Severance Agreements, in the event any payment to a Named Executive Officer pursuant to his agreement would be subject to the excise tax imposed by Section 4999 of the Code (as a result of the payment being classified as a “parachute payment” under Section 280G of the Code), he will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax that would be imposed by Section 4999. We do not use excise tax payments (or “gross-ups”) relating to a change in control of the company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.

For detailed descriptions of the post-employment compensation arrangements maintained with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Award Grant Policy

We maintain an Equity Award Grant Policy that governs the grant of equity awards under our equity incentive and compensation plan. Among other things, this policy authorizes a committee consisting of our CEO, our CFO and our Vice President of Human Resources to grant certain equity awards up to a maximum amount of 500,000 shares of common stock in the aggregate to employees and consultants. The policy does not allow approval of grants to members of this committee, our CEO and executive officers who are direct reports to our CEO or the non-employee members of our Board of Directors.

In addition, the Equity Award Grant Policy:

▪	has clear requirements regarding the dates to approve grants each month, official effective date of grants post-approval and other measures to ensure unbiased and consistent practice is in place;

▪

provides that the committee has authority to approve grants that are within an approved equity grant framework, which is itself reviewed and approved by the Compensation Committee at the beginning of each calendar year based on market and competitive review;

▪

provides that the committee has authority to approve grants as noted above that are for new hire or annual equity awards only; any other awards must be presented to the Compensation Committee and/or our Board of Directors for review and approval; and

▪

provides that the exercise price of all options to purchase shares of common stock and stock appreciation rights covering shares of common stock will not be less than 100% of the fair market value of a share of our common stock on the grant date of the award.

It is also our policy not to time the grant of equity awards in relation to the release of material non-public information, and it is the intent of the Equity Award Grant Policy to specify the timing of effectiveness of the grant of equity awards under the policy to avoid such timing.

Policy Prohibiting Hedging and Pledging of Equity Securities

Under our Insider Trading Policy, employees, including Named Executive Officers, and the non-employee members of our Board of Directors are prohibited from engaging in “short sales” and from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This latter prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding company securities. In addition, employees, including Named Executive Officers, and the non-employee members of the Board of Directors are prohibited from pledging company securities as collateral for a loan or holding such securities in a margin account.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our non-employee directors and Chief Executive Officer to help ensure that they each maintain an equity stake in the company and, by doing so, appropriately link their interests with those of our stockholders. The guideline for non-employee directors is for each director to hold a number of shares of our stock with an aggregate value equal to at least three times the value of his or her annual cash retainer fees for service on the Board (including retainer fees for servicing as a member or chair of any Board committee). The guidelines for the Chief Executive Officer is to hold a number of shares of our stock with an aggregate value equal to at least three times the value of his or her annual base salary for service as the Chief Executive Officer (not including incentive compensation). Non-employee directors and the Chief Executive Officer are expected to achieve these ownership levels within the later of (i) December 31, 2023 and (ii) five years from the date the applicable individual becomes a non-employee director or the Chief Executive Officer (whether through being newly hired or promoted).

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of one million dollars paid in any fiscal year to certain specified executive officers, which include their chief executive officer, chief financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Securities Exchange Act of 1934 by reason of such individual being among the three highest compensated executive officers for the tax year, and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016.

As a result of the Tax Cuts and Jobs Act of 2017, compensation paid to our Named Executive Officers in excess of one million dollars will not be deductible for federal income tax purposes unless it qualifies for transition relief applicable to certain “performance-based compensation” payable pursuant to a binding written agreement in effect on November 2, 2017 and which has not been subsequently modified in any material respect. In other words, performance-based incentive awards outstanding on November 2, 2017 or awarded thereafter pursuant to a binding written agreement that was in effect on that date may be exempt from the deduction limit if the applicable conditions of the former exemption for “performance-based compensation” are satisfied.

In designing our executive compensation program and determining compensation of our executive officers, including our Named Executive Officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee has not and will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m).

To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. Thus, the Compensation Committee may approve compensation for our Named Executive Officers that may not be fully deductible because of the deduction limit of Section 162(m) when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the company and our stockholders.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for stock-based compensation awards. FASB ASC Topic 718 requires the measurement of compensation expense for all share-based payment awards made to employees and the non-employee members of our Board of Directors, including options to purchase shares of common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Processes and Procedures for Compensation Decisions

Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our Board of Directors on its discussions, decisions and other actions. Our Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and determines and approves the compensation of our Chief Executive Officer based on such evaluation. Our Compensation Committee reviews and makes recommendations to the Board of Directors regarding our Chief Executive Officer’s compensation and the compensation of our directors. In addition, our Compensation Committee, in consultation with our Chief Executive Officer, reviews and approves all compensation for other officers. Our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources also make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the Compensation Committee.

The Compensation Committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies. For fiscal year 2018, we engaged Compensia, Inc., to advise us on compensation philosophy, selection of a group of peer companies to use for compensation benchmarking purposes and cash and equity compensation levels for our directors, executives and other employees based on current market practices.

Fiscal 2018 Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in our fiscal year ended December 31, 2018. The individuals listed in the table below are our Named Executive Officers for our fiscal year ended December 31, 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)

Kevin M. King; President and Chief Executive Officer	2018	550,000	—	1,479,170	1,532,217	1,457,500	120,185	5,139,072
	2017	541,923	—	1,480,500	1,836,270	771,375	85,368	4,715,436
	2016	456,346	50,000	—	776,784	585,000	—	1,868,130

Matthew C. Garrett; Chief Financial Officer	2018	350,235	—	447,650	454,820	470,375	122,603	1,845,683
	2017	322,996	—	493,500	457,231	241,684	89,976	1,605,387
	2016	280,335	20,000	—	291,293	195,300	—	786,928

Karim Karti; Chief Operations Officer (3)	2018	195,577	—	2,050,570	482,716	473,406	1,702,440	4,904,709

David A. Vort; Executive Vice President, Sales	2018	311,923	—	447,650	454,820	480,000	10,261	1,704,654
	2017	270,000	—	504,075	466,413	265,275	23,199	1,528,962
	2016	260,262	20,000	—	242,741	223,550	—	746,553

Mark J. Day; Executive Vice President, Research & Development (4)	2018	330,000	—	313,355	322,289	310,713	15,402	1,291,759

(1)

The amounts reported represent the aggregate grant-date fair value of the stock awards and stock options granted to the Named Executive Officer, calculated in accordance with ASC Topic 718. The grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the stock awards and options reported in these columns are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2018 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2)

The amounts in the Non-Equity Incentive Plan Compensation column for 2018, 2017, and 2016 for all Named Executive Officers except for Mr. Vort were paid in March 2019, February 2018, and March 2017, respectively, pursuant to our 2018, 2017, and 2016 Bonus Plans, respectively, as described in the section below titled “Executive Compensation—Non-Equity Incentive Plan Compensation”. Mr. Vort’s bonus amount was paid quarterly pursuant to the performance bonus arrangement set forth in his employment offer letter, as described in the section below titled “Executive Compensation – Executive Officer Employment Letters – David A. Vort.”

(3)

Mr. Karti's hire date was July 23, 2018. In connection with his relocation to San Francisco, CA, the Company provided Mr. Karti relocation assistance in the amount of $1.0 million and related tax gross-up payments.

(4)	Mr. Day is considered a Named Executive Officer beginning in 2018. Compensation information is not disclosed for years prior to 2018.

Fiscal 2018 Grants of Plan-Based Awards

The following table presents information regarding the amount of plan-based awards granted to our Named Executive Officers during our fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Shares Underlying Options (#)(1)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Kevin M. King	—	—	550,000	—	—	—	—	—
	02/28/2018	—	—	—	23,800	—	—	1,479,170
	02/28/2018	—	—	—	—	51,700	62.15	1,532,217
Matthew C. Garrett	—	—	177,500	—	—	—	—	—
	02/27/2018	—	—	—	7,000	—	—	447,650
	02/27/2018	—	—	—	—	15,100	63.95	454,820
Karim Karti	—	—	178,644	—	—	—	—	—
	08/02/2018	—	—	—	24,113	—	—	2,050,570
	08/02/2018	—	—	—	—	12,218	85.04	482,716
David A. Vort	—	—	240,000	—	—	—	—	—
	02/27/2018	—	—	—	7,000	—	—	447,650
	02/27/2018	—	—	—	—	15,100	63.95	454,820
Mark J. Day	—	—	117,250	—	—	—	—	—
	02/27/2018	—	—	—	4,900	—	—	313,355
	02/27/2018	—	—	—	—	10,700	63.95	322,289

(1)	The restricted stock unit and stock option awards were made under the 2016 Equity Incentive Plan.
(2)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of stock options and restricted stock awards granted in fiscal 2018, calculated in accordance with ASC Topic 718.

Fiscal 2018 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Kevin M. King	320,700	21,629,946	10,500	653,520
Matthew C. Garrett	57,447	3,552,055	3,500	217,840
David A. Vort	4,500	304,380	3,575	222,508
Mark J. Day	87,049	5,463,332	3,275	203,836

(1)	Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of our common stock on the vesting date or last trading date, multiplied by the number of shares vested.

Non-Equity Incentive Plan Compensation

We provide each of our Named Executive Officers an opportunity to receive formula-based incentive payments. The payments are based on a target incentive amount for each Named Executive Officer.

Non-Equity Incentive Payments for Messrs. King, Garrett, Karti, and Day

Named Executive Officer	2017 Target Annual Cash Bonus Award Opportunity (as a percentage of base salary)	2018 Target Annual Cash Bonus Award Opportunity (as a percentage of base salary)	Target Award Amount ($)	Actual Award Amount ($)
Kevin M. King	85%	100%	$550,000	$1,457,500
Matthew C. Garrett	45%	50%	$177,500	$470,375
Karim Karti (1)	—	90%	$178,644	$473,406
Mark J. Day (2)	—	35%	$117,250	$310,713

(1)   Mr. Karti's bonus is pro-rated based on his hire date of July 23, 2018.

(2)   Mr. Day is considered a Named Executive Officer beginning in 2018. Compensation information is not disclosed for years prior to 2018.

The 2018 Bonus Plan provided for non-equity incentive compensation based upon our achievement of performance goals for 2018. The actual target incentive payments were weighted toward achievement of revenue growth, improving gross margin, and achievement of operating expense targets.

Non-Equity Incentive Payments for Mr. Vort

Mr. Vort is eligible to receive formula-based incentive payments through his employment offer letter agreement, as described below in the section titled “Executive Compensation—Executive Officer Employment Letters—David A. Vort.” For 2018, Mr. Vort had a target incentive amount of $240,000, and received an actual award amount of $480,000 in quarterly payments.

Executive Officer Employment Agreements

Kevin M. King

We entered into an employment offer letter in July 2012 with Kevin M. King, our President and Chief Executive Officer. The letter has no specific term and provides for at-will employment. Mr. King’s current annual base salary is $609,000 and he is eligible to receive an annual performance bonus for fiscal year 2019 with the target amount determined as 100% of Mr. King’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of company and individual performance objectives pursuant to the company’s Executive Incentive Compensation Plan discussed below.

Matthew C. Garrett

We entered into an employment offer letter in December 2012 with Matthew C. Garrett, our Chief Financial Officer. The letter has no specific term and provides for at-will employment. Mr. Garrett’s current annual base salary is $386,950 and he is eligible to receive an annual performance bonus for fiscal year 2019 with the target amount determined as 60% of Mr. Garrett’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of company and individual performance objectives pursuant to our Executive Incentive Compensation Plan as discussed below.

Karim Karti

We entered into an employment offer letter in July 2018 with Karim Karti, our Chief Operating Officer. The letter has no specific term and provides for at-will employment. Mr. Karti’s current annual base salary is $463,500 and he is eligible to receive an annual performance bonus for fiscal year 2019 with the target amount determined as 90% of Mr. Karti’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of company and individual performance objectives pursuant to our Executive Incentive Compensation Plan as discussed below.

David A. Vort

We entered into an employment offer letter in November 2013 with David A. Vort, our Executive Vice President, Sales. The letter has no specific term and provides for at-will employment. Mr. Vort’s current annual base salary is $375,000 and he is eligible to receive an annual performance bonus for fiscal year 2019 with the target amount determined as 75% of Mr. Vort’s annual base salary based upon the achievement of our revenue plan and other employment objectives set by us. Mr. Vort will be eligible to receive this bonus each calendar quarter based upon achievement of target sales goals. In addition to the bonus noted above, Mr. Vort will receive an annual bonus of 0.5% of every dollar of revenue earned above our yearly revenue plan.

Mark J. Day

We entered into an employment offer letter in June 2007 with Mark J. Day, our Executive Vice President, Research & Development. The letter has no specific term and provides for at-will employment. Mr. Day’s current annual base salary is $348,400 and he is eligible to receive an annual performance bonus for fiscal year 2019 with the target amount determined as 40% of Mr. Day’s annual base salary and the actual bonus amount to be determined based upon achievement of a mix of company and individual performance objectives pursuant to the company’s Executive Incentive Compensation Plan as discussed below.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our Named Executive Officers participated in a nonqualified deferred compensation plan in 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our Named Executive Officers at December 31, 2018:

	Option Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Kevin M. King	9/27/2012	(3)	17,829	—	4.12	9/27/2022
	6/13/2013	(4)	154,600	—	3.65	6/13/2023
	7/10/2014	(5)	76,495	—	4.00	7/10/2024
	2/10/2015	(6)	52,944	2,302	5.82	2/10/2025
	4/14/2015	(7)	19,546	—	5.82	4/14/2025
	7/21/2015	(8)	21,779	3,719	7.47	7/21/2025
	12/15/2015	(9)	36,972	12,325	8.18	12/15/2025
	10/20/2016	(10)	45,896	35,699	17.00	10/20/2026
	2/16/2017	(13)	43,750	56,250	35.25	2/16/2027
	2/28/2018	(12)	—	51,700	62.15	2/28/2028
Matthew C. Garrett	6/13/2013	(4)	40,406	—	3.65	6/13/2023
	7/10/2014	(5)	8,234	—	4.00	7/10/2024
	2/10/2015	(6)	7,330	319	5.82	2/10/2025
	7/21/2015	(8)	10,889	1,860	7.47	7/21/2025
	12/15/2015	(9)	12,748	4,251	8.18	12/15/2025
	10/20/2016	(10)	17,211	13,387	17.00	10/20/2026
	2/16/2017	(13)	10,893	14,007	35.25	2/16/2027
	2/27/2018	(12)	—	15,100	63.95	2/27/2028
Karim Karti	8/2/2018	(14)	—	12,218	85.04	8/2/2028
David A. Vort	2/4/2014	(11)	90,794	—	3.65	2/4/2024
	7/10/2014	(5)	16,829	—	4.00	7/10/2024
	2/10/2015	(6)	8,144	355	5.82	2/10/2025
	7/21/2015	(8)	29,040	4,958	7.47	7/21/2025
	12/15/2015	(9)	25,498	8,500	8.18	12/15/2025
	10/20/2016	(10)	14,342	11,156	17.00	10/20/2026
	2/16/2017	(13)	11,112	14,288	35.25	2/16/2027
	2/27/2018	(12)	—	15,100	63.95	2/27/2028
Mark J. Day	2/10/2015	(6)	319	319	5.82	2/10/2025
	12/15/2015	(9)	709	4,250	8.18	12/15/2025
	10/20/2016	(10)	2,410	14,875	17.00	10/20/2026
	2/8/2017	(13)	1,941	13,107	36.22	2/8/2027
	2/27/2018	(12)	—	10,700	63.95	2/27/2028

(1)	Each of the outstanding equity awards was granted pursuant to our 2006 Stock Plan or our 2016 Stock Plan.
(2)	This column represents the fair value of our common stock on the date of grant, as determined by our Board of Directors.
(3)	25% of the shares of our common stock subject to this option vested on July 30, 2013, and the balance vested in 36 successive equal monthly installments.
(4)

25% of the shares of our common stock subject to this option vested on June 13, 2014, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(5)

25% of the shares of our common stock subject to this option vested on June 10, 2015, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(6)

25% of the shares of our common stock subject to this option vested on February 10, 2016, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(7)	100% of the shares of our common stock subject to this option were vested as of January 1, 2015.
(8)

25% of the shares of our common stock subject to this option vested on July 21, 2016, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(9)

25% of the shares of our common stock subject to this option vested on December 15, 2016, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(10)

25% of the shares of our common stock subject to this option vested on September 21, 2017, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(11)

25% of the shares of our common stock subject to this option vested on January 1, 2015, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(12)

25% of the shares of our common stock subject to this option vested on March 1, 2019, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(13)

25% of the shares of our common stock subject to this option vested on March 1, 2018, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(14)

25% of the shares of our common stock subject to this option vested on August 1, 2019, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

Potential Payments upon Termination or Change of Control

We entered into change of control and severance agreements with each of our Named Executive Officers that supersede all previous severance and change of control arrangements we had entered into with these employees. Each of these agreements has a term of 2 years, except if we enter into an agreement regarding a change of control that limits our ability to extend the applicable change of control and severance agreement when there are fewer than 12 months remaining in the term, the agreement will extend through the 12 month anniversary of such change of control. Under each of these agreements, if, within the period 3 months prior to and 12 months following a “change of control” (such period, the “change in control period”), we terminate the employment of the applicable employee other than for “cause,” death or “disability,” or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive from the company (i) a lump sum severance payment equal to the payment of employee’s base salary, at the highest rate in effect during the term of the agreement, for 24 months for Mr. King, 15 months for Messrs. Garrett, Karti, Vort and Day, (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for up to 24 months for Mr. King, 15 months for Messrs. Garrett, Karti, Vort and Day, (iii) a lump sum payment equal to 100% of target bonus in effect for the fiscal year in which the termination occurs, (iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards (if vesting depends on achievement of performance criteria, then assuming performance criteria has been achieved at target levels), and (v) in the case of Mr. King only, extension of the post-termination exercise period for the options granted to Mr. King on September 27, 2012 and June 13, 2013 to the extent such options are outstanding and vested until the 18 month anniversary of the termination date (but not beyond the earlier of the option’s original maximum term or the 10th anniversary of the original date of grant).

In addition, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee other than for cause, death or disability, or the employee resigns for good reason and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) continuing payments of severance pay at a rate equal to the aggregate amount of the employee’s base salary, at the highest rate in effect during the term of the agreement, for up to 18 months for Mr. King, 9 months for Messrs. Garrett, Karti, Vort and Day, and (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for 18 months for Mr. King, 9 months for Messrs. Garrett, Karti, Vort and Day, and (iii) in the case of Mr. King only, extension of the post-termination exercise period for the options granted to Mr. King on September 27, 2012 and June 13, 2013 to the extent such options are outstanding and vested until the 18 month anniversary of the termination date (but not beyond the earlier of the option’s original maximum term or the 10th anniversary of the original date of grant).

Under each of these agreements, in the event any payment to the applicable Named Executive Officer pursuant to his change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the officer will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Executive Incentive Compensation Plan

Our Board of Directors has adopted an Executive Incentive Compensation Plan, or the Bonus Plan. The Bonus Plan is administered by our Compensation Committee. The Bonus Plan allows our Compensation Committee to provide cash incentive awards to selected employees, including our Named Executive Officers, based upon performance goals established by our Compensation Committee.

Under the Bonus Plan, our Compensation Committee determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the Compensation Committee for one-time items or unbudgeted or unexpected items when performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures, and any actual results may be adjusted by the Compensation Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the Compensation Committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis. The performance goals may differ from participant to participant and from award to award.

Our Compensation Committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the Compensation Committee’s discretion. Our Compensation Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid. Our Compensation Committee has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

Pay Ratio Disclosure

In August 2015, the SEC issued final rules implementing the provision of the Dodd-Frank Act that requires U.S. publicly traded companies to disclose the ratio of their Principal Executive Officer’s compensation to that of their median employee. For this required disclosure, Kevin M. King, President and Chief Executive Officer is considered to be our Principal Executive Officer (“PEO”).

For fiscal year 2018:

•	the annual total compensation of Kevin M. King was $5,139,072; and

•	the estimated median of the annual total compensation of all employees of our Company, other than Mr. King, was $80,023.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. King, our President and PEO, to the median of the annual compensation of all employees was 64 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

To identify the median employee, we used the base salary for all of our U.S. employees, excluding our PEO, who were employed by us on December 31, 2018, the last day of our fiscal year. We included full-time, part-time, and temporary employees.

After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our Named Executive Officers as shown in the 2018 Summary Compensation Table.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. We may make a discretionary matching contribution to the 401(k) plan, and may make a discretionary employer contribution to each eligible employee each year. All participants’ interests in our matching contributions vest immediately from the time of contribution. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a)

of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Bruce G. Bodaken (Chair)

Abhijit Y. Talwalkar

C. Noel Bairey Merz, M.D

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	2,646,885	(2)	$23.20	(3)	5,607,014
Equity compensation plans not approved by stockholders	—		—		—
Total	2,646,885		$23.20		5,607,014

(1)

Includes the following plans: 2006 Stock Plan, 2016 Equity Incentive Plan (“2016 Plan”), and 2016 Employee Stock Purchase Plan (“2016 ESPP”). Our 2016 Plan provides that on January 1st of each fiscal year commencing in 2017 and ending on (and including) January 1, 2026, the number of shares authorized for issuance under the 2016 Plan is automatically increased by a number equal to the lesser of (i) 3,865,000 shares; (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or; (iii) such other amount as our Board of Directors may determine. Our 2016 ESPP provides that on January 1st of each fiscal year commencing in 2017 and ending on (and including) January 1, 2036, the number of shares authorized for issuance under the 2016 ESPP is automatically increased by a number equal to the lesser of (i) 966,062 shares; (ii) 1.5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our Board of Directors may determine.

(2)	This number includes 547,891 shares subject to restricted stock units.
(3)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to the restricted stock units have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 29, 2019 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our Named Executive Officers;
•	each of our directors and nominees for director; and
•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 24,628,643 shares of our common stock outstanding as of March 29, 2019. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 29, 2019. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o iRhythm Technologies, Inc., 650 Townsend Street, Suite 500, San Francisco, California 94103. The information provided in the table is based on our records and information filed with the SEC

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders
Capital Research Global Investors (1)	2,037,355	8.27%
BlackRock, Inc (2)	1,901,352	7.72%
The Vanguard Group, Inc. (4)	1,530,419	6.21%
FMR LLC (3)	1,469,221	5.97%
Named Executive Officers and Directors
Kevin King (5)	571,092	2.32%
Matthew Garrett (6)	86,648	*
Karim Karti	—
David Vort (7)	194,268	*
Mark J. Day (8)	40,593	*
Abhijit Talwalkar (9)	25,665	*
Bruce Bodaken (10)	990	*
Mark Rubash (11)	25,262	*
Ralph Snyderman, M.D. (12)	3,148	*
Raymond Scott	—	*
C. Noel Bairey-Merz, M.D. (13)	1,040	*
All executive officers and directors as a group (11 persons)(14)	948,706	3.85%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

As reported on Schedule 13G/A filed with the SEC on February 14, 2019. The report states that Capital Research Global Investors has sole voting power over 2,037,355 shares and sole dispositive power over 2,037,355 shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(2)

As reported on Schedule 13G filed with the SEC on February 4, 2019. The report states that BlackRock Inc. has the sole voting power over 1,834,655 shares and sole dispositive power over 1,901,352 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055

(3)

As reported on Schedule 13G filed with the SEC on February 13, 2019. The report states that FMR LLC has sole voting power over 73,041 shares and sole dispositive power over 1,469,221 shares.  The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)

As reported on Schedule 13G filed with the SEC on February 11, 2019. The report states that The Vanguard Group has sole voting power over 48,813 shares, shared voting power over 1,100 shares and sole dispositive power over 1,482,118 shares.  The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5)	Consists of (i) 117,194 shares of common stock, and (ii) 453,898 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019.
(6)	Consists of (i) 5,742 shares of common stock and (ii) 80,906 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019.
(7)	Consists of (i) 3,487 shares of common stock and (ii) 190,781 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019.
(8)	Consists of (i) 24,037 shares of common stock and (ii) 16,556 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019.
(9)	Consists of (i) 1,435 shares of common stock and (ii) 24,230 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019.
(10)	Consists of (i) 650 shares of common stock and (ii) 340 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019.
(11)	Consists of (i) 1,361 shares of common stock, and (ii) 23,901 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019.
(12)	Consists of (i) 650 shares of common stock, and (ii) 2,498 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019.
(13)	Consists of 1,040 Restricted Stock Units vesting within 60 days of March 29, 2019.
(14)

Consists of (i) 154,556 shares of common stock, (ii) 793,110 shares issuable upon the exercise of options exercisable within 60 days of March 29, 2019, and (iii) 1,040 Restricted Stock Units vesting within 60 days of March 29, 2019.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Certain Transactions with Related Persons

During 2018, the son of Raymond W. Scott, a member of our Board of Directors and Chairman of our Nominating and Corporate Governance Committee, was employed by the company as a manager of software engineering. Mr. Scott’s son earned total compensation of approximately $445,000. Total compensation includes salary, bonus, and stock awards.  The compensation of Mr. Scott’s son is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions, and Mr. Scott recused himself from any decision regarding the hiring of, or compensation related to his son.

During 2018, the daughter of Kevin M. King, our Chief Executive Officer, was employed by the company as a Director of Product Launch. Mr. King’s daughter earned total compensation of approximately $425,000. Total compensation includes salary, bonus, commissions, and stock awards.  The compensation of Mr. King’s daughter is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions and Mr. King recused himself from any decision regarding the hiring of, or compensation related to his daughter.

During 2018, the company engaged CM Consulting, LLC. The wife of David A. Vort, our Executive Vice President of Sales is a consultant of CM Consulting, LLC. The total amount of fees paid to CM Consulting during 2018 was approximately $51,000.  Mr. Vort recused himself from any decision regarding the engagement of CM Consulting, LLC.

Executive Officer Employment Letters

We have entered into employment arrangements with certain current executive officers. See “Executive Compensation—Executive Officer Employment Letters.”

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors and/or our Audit Committee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations of our executive officers, directors and 10% stockholders, we believe that during our fiscal year ended December 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of the following reports.

Name	Transaction Date	Filing Date
David Vort	9/12/2017	3/27/2019

Fiscal Year 2018 Annual Report and SEC Filings

Our consolidated financial statements for our fiscal year ended December 31, 2018 are included in our Annual Report on Form 10 - K, which we will make available to stockholders at the same time as this Proxy Statement. This Proxy Statement and our annual report are posted on our website at www.irhythmtech.com under “Investors—SEC Filings.” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to iRhythm Technologies, Inc., Attention: Investor Relations, 650 Townsend Street, Suite 500, San Francisco, California 94103.

*        *        *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 25, 2019

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS if you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic deliver, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mar, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IRYTHM TECHNOLOGIES, INC. 650 TOWNSEND STREET SUITE 500 SAN FRANCISCO, CA 94103 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLANK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FOR ALL WITHHOLD ALL FOR ALL EXCEPT To withhold authority to vote for any individual nominee(s), mark "for all except" and write the number(s) of the nominee(s) on the line below. The board of directors recommends you vote for the following: 1 to elect two class III directors to service until our 2022 annual meeting of stockholders and until their successors are duly elected and qualified. Nominees 01 Bruce G. Bodaken 02 Ralph Snyderman, M.D. 03 Abhijit Y. Talwalkar. The board of directors recommends you vote for the following proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP Accounting Firm as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2019. for against abstain The board of Directors recommends you vote 3 years on the following proposal: 3 Advisory vote on the frequency of advisory votes on Named Executive Officer Compensation 1 year 2 years 3 years abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature (please sign within box) Date Signature (joint owners) Date 0000375613_1 R.1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com IRHYTHM TECHNOLOGIES, INC. Annual Meeting of Shareholders May 23, 2018 2:00 PM Pacific Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Kevin M. King and Matthew C. Garrett, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of IRHYTHM TECHNOLOGIES, INC. that the shareholder(s) are entitled to vote at the Annual Meeting of shareholder(s) to be held at 2:00 PM, Pacific time on May 23, 2018, at 650 Townsend Street Suite 500 San Francisco, CA 94103, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse 0000375613_2 R1.0.1.17